UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

UNDER

THE SECURITIES ACT OF 1933

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2021

Lightning eMotors, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39283	84-4605714
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

815 14th Street SW, Suite A100

Loveland, Colorado 80537

(Address of principal executive offices, including zip code)

1-800-223-0740

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ZEV	New York Stock Exchange
Redeemable Warrants, each full warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ZEV.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

On May 12, 2021, Lightning eMotors, Inc. (f/k/a GigCapital3, Inc. (“GigCapital3”)) (the “Company” or “Lightning eMotors”) filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) (the “Original Current Report”) to report various matters related to the consummation of its business combination (the “Business Combination”) with Lightning Systems, Inc. (“Lightning Systems”) pursuant to that certain Business Combination Agreement, dated as of December 10, 2020, by and among GigCapital3, Project Power Merger Sub, Inc. (“Merger Sub”), and Lightning Systems (the “Business Combination Agreement”). The Company is filing this Amended Current Report on Form 8-K/A (the “Amended Current Report”) to amend and restate Items 2.01, 4.01, 5.02, add additional disclosure in Item 2.02 and provide additional exhibits to Item 9.01. Certain terms used in this Current Report on Form 8-K have the same meaning as set forth in the Original Current Report and the final proxy statement/prospectus (the “Final Proxy Statement/Prospectus”) filed with the SEC on March 26, 2021 by GigCapital3.

Item 2.01. Completion of Acquisition of Disposition of Assets.

As previously reported in the Current Report on Form 8-K filed with the SEC on April 22, 2021, on April 21, 2021, GigCapital3 held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the GigCapital3 stockholders considered and adopted, among other matters, the Business Combination Agreement. On May 6, 2021, the parties to the Business Combination Agreement consummated the Business Combination (such consummation, the “Closing”).

Prior to the Special Meeting, the holders of 5,816,664 shares of GigCapital3’s common stock sold in its initial public offering (“Public Shares”) exercised their right to redeem those shares for cash at a price of $10.1019 per share, for an aggregate of approximately $58.8 million, which redemption occurred concurrent with the consummation of the Business Combination. Immediately after giving effect to the Business Combination (including as a result of the redemptions described above and the automatic separation of GigCapital3 units into Lightning eMotors common stock and warrants), there were (i) 73,229,705 shares of Lightning eMotors’ issued and outstanding common stock, (ii) assumed Lightning Systems equity awards exercisable for 3,615,773 shares of Company common stock and (iii) 16,463,096 shares of common stock reserved for issuance to equity holders of Lightning Systems as contingent consideration upon satisfaction of the earnout conditions set forth in the Business Combination Agreement. Upon the Closing, GigCapital3’s units ceased trading, and Lightning eMotors’ common stock began trading on the New York Stock Exchange (“NYSE”) under the symbol “ZEV.” Furthermore, also on May 7, 2021, Lightning eMotors’ warrants began trading on the NYSE as “ZEV.WS.” As of the date of Closing, our directors and executive officers and affiliated entities beneficially owned approximately 16.1% of Lightning eMotors’ outstanding shares of common stock, and the former stockholders of GigCapital3 beneficially owned approximately 27.4% of Lightning eMotors’ outstanding shares.

As noted above, the per share redemption price of $10.1019 for holders of Public Shares electing redemption was paid out of GigCapital3’s trust account, which after taking into account the redemptions, had a balance immediately prior to the Closing of approximately $143.3 million. In addition, approximately $53,000 remained in GigCapital3’s operating account immediately prior to the Closing.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, as GigCapital3 was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing the information below that would be included in a Form 10 if the Company were to file a Form 10. Please note that the information provided below relates to the Company following the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Examples of forward-looking statements in this Current Report on Form 8-K include, but are not limited to, statements regarding the Company’s disclosure concerning the Company’s operations, cash flows, financial position and dividend policy. The risks and uncertainties include, but are not limited to:

•	the financial and business performance of the Company, including financial projections and business metrics and any underlying assumptions thereunder;

•	changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the Company’s product development timeline and expected start of production;

•	the implementation, market acceptance and success of the Company’ business model;

•	the Company’s ability to scale in a cost-effective manner;

•	developments and projections relating to the Company’s competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on Lightning Systems’ business and the actions the Company may take in response thereto;

•	the Company’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which the Company will be an emerging growth company under the JOBS Act;

•	the Company’s future capital requirements and sources and uses of cash;

•	the Company’s ability to obtain funding for its operations;

•	the Company’s business, expansion plans and opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this Current Report on Form 8-K. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Current Report on Form 8-K or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks that the Company describes in the reports it will file from time to time with the SEC after the date of this Current Report on Form 8-K.

In addition, statements that “the Company believes” and similar statements reflect the Company’s beliefs and opinions on the relevant subject. These statements are based on information available to the Company as of the date of this Current Report on Form 8-K. And while the Company believes that information provides a reasonable basis for these statements, that information may be limited or incomplete. The Company’s statements should not be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although the Company believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this Current Report on Form 8-K and any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on the Company’s behalf.

Business

The business of the Company is described in the Final Proxy Statement/Prospectus in the section titled “Information About Lightning Systems” and that information is incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described in the Final Proxy Statement/Prospectus in the section titled “Risk Factors” and are incorporated herein by reference.

Selected Historical Financial Information

The selected historical financial information of the Company and related discussion and analysis by the management of the Company is contained in the Final Proxy Statement/Prospectus in the section titled “Selected Historical Financial and Other Information of Lightning Systems” and is incorporated herein by reference.

Unaudited Financial Statements

The unaudited consolidated financial statements as of and for the three months ended March 31, 2021 of Lightning Systems set forth in Exhibit 99.2 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Lightning Systems’ financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of Lightning Systems as of and for the year ended December 31, 2020 and the related notes included in the Final Proxy Statement/Prospectus, the section entitled “Lightning Systems’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of the financial condition and results of operation of Lightning Systems prior to the Business Combination is included in the Final Proxy Statement/Prospectus in the section entitled “Lightning Systems’ Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which is incorporated herein by reference.

Management’s discussion and analysis of the financial condition and results of operation of the Company as of and for the three months ended March 31, 2021 is set forth below.

The following discussion and analysis provides information which the Company’s management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. The discussion should be read together with the financial statements and related notes and unaudited pro forma condensed financial information that are included elsewhere or incorporated by reference in this Current Report on Form 8-K. The discussion and analysis should also be read together with the Company’s audited financial statements and notes thereto included in the Company’s 2020 annual financial statements included in the Final Proxy Statement/Prospectus.

LIGHTNING SYSTEMS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Lightning Systems’ management believes is relevant to an assessment and understanding of Lightning Systems’ results of operations and financial condition. The discussion and analysis should be read in conjunction with the condensed financial statements of Lightning Systems, Inc. (“Lightning Systems,” “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Lightning Systems, Inc.) and the related notes attached to this Amended Current Report on Form 8-K/A as Exhibit 99.2. The discussion below contains forward-looking statements about Lightning Systems’ business, operations and industry that are based upon current expectations that involve risks and uncertainties and unknown or changed circumstances. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of the Final Proxy Statement/Prospectus filed with the U.S. Securities and Exchange Commission on March 26, 2021 pursuant to Rule 424(b)(3). We assume no obligation to update the forward-looking statements or such risk factors.

This Amended Current Report on Form 8-K/A and the documents incorporated herein by reference include forward-looking statements within the meaning and protections of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are also made in reliance upon the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to Lightning Systems’ beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Overview

Lightning Systems, which also does business as Lightning eMotors, is a leading electric vehicle designer and manufacturer, providing complete electrification solutions for commercial fleets – from Class 3 cargo and passenger vans to Class 6 work trucks, Class 7 city buses, and Class A motor coaches which we believe represents a significant total addressable market of approximately $67 billion. Lightning Systems is committed to eradicating commercial fleet emissions, the main cause of urban air pollution, by providing zero emission Class 3 to 7 Battery Electric Vehicles, Fuel Cell Electric Vehicles and charging infrastructure solutions to commercial fleet customers. Our ongoing focus has been on reducing emissions and improving energy efficiency. As of the date of this Amended Current Report on Form 8-K/A, Lightning Systems is the market leader in the Class 3 to Class 6 Electric Vehicles (“EV”) segment, with 31 vehicles and 1 powertrain kit sold in the first quarter of 2021 compared to 1 vehicle and 5 powertrain kits sold in the first quarter of 2020. Lightning Systems sold 9 Class 3, 17 Class 4, and 5 Class 5 vehicles during the first quarter. We believe that Lightning Systems is the only company in the United States that has delivered fully functional Class 3 to 7 EV’s to end customers that are in use today, with 129 units sold by us since 2019.

We started in 2008 as a manufacturer of hybrid systems for commercial vehicles. In 2017, realizing that hybrid solutions did not adequately address the growing issue of urban air pollution from commercial vehicle fleets, we directed our efforts to focus exclusively on the attractive market opportunity in Zero Emission Vehicles (“ZEV”). We leveraged nearly 10 years of unparalleled knowledge developing and implementing hybrid commercial vehicles to successfully adapt to zero emission vehicles. As of the date of this Amended Current Report on Form 8-K/A, all Lightning eMotors platforms currently in production have been fully certified as zero emission vehicles by the California Air Resource Board, the clean air agency that defines vehicle emissions standards. We currently maintain 6 Executive Orders, which is a requirement to sell ZEV vehicles in California as well as various other states.

We are the only full-range manufacturer of Class 3 to 7 Battery electric Vehicles (“BEV”) and Fuel Cell Electric Vehicles (“FCEV”) in the United States and provide end-to-end electrification solutions including advanced analytics software, mobile charging solutions, or Energy-as-a-Service, and financing which we refer to as EV-as-a-Service for custom fleet vehicles. We combine an internally developed, proprietary, optimized modular software with Lightning eMotors hardware designs that allow us to address the diverse opportunities in the markets in which we operate in a cost-effective manner with a significant time-to-market advantage. We have also built an extensive ecosystem of supply-chain partners and specialty vehicle partners which are instrumental to our growth. Lightning eMotors offers electric vehicles and powertrain solutions for 10 commercial vehicle markets including: school buses, transit buses, ambulances, motor coaches, delivery trucks, food trucks, utility trucks, refrigerated trucks, airport & campus shuttles and Recreational Vehicles (“RV”).”

Business Combination and Public Company Costs

Lightning Systems entered into the Business Combination Agreement with GigCapital3, Inc. (“GigCapital3”) and its wholly-owned subsidiary, Project Power Merger Sub, Inc. (“Merger Sub”), on December 10, 2020. Pursuant to the Business Combination Agreement, the stockholders of GigCapital3 approved the transaction on April 21, 2021, and the deal was consummated on May 6, 2021. As a result, Merger Sub, a newly formed subsidiary of GigCapital3, was merged with and into Lightning Systems and the separate corporate existence of Merger Sub ceased, and Lightning Systems continued as the Surviving Corporation of the Merger. Lightning Systems was deemed the accounting predecessor and the combined entity became the successor SEC registrant, meaning that Lightning Systems’ financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, GigCapital3 was treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results is the increase in cash (as compared to Lightning Systems’ balance sheet at March 31, 2021) of approximately $268.3 million, after stockholder redemptions of $58.5 million permitted under the Business Combination Agreement and prior to the payment of non-recurring transaction costs and other payments that totaled approximately $51.5 million.

As a result of the Business Combination, GigCapital3 was renamed as Lightning eMotors, Inc., and Lightning Systems became a wholly-owned subsidiary of Lightning eMotors, Inc, which is a NYSE-listed company with common stock registered under the Exchange Act. Lightning eMotors will be required to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Lightning eMotors expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Recent Developments and the Covid-19 Pandemic

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 have included restrictions on travel, quarantines in certain areas, work-from-home orders and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which Lightning Systems operates. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted to, among other provisions, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic.

As the COVID-19 pandemic continues, the extent of the impact to Lightning Systems’ business operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the COVID-19 pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond Lightning Systems’ knowledge and control and, as a result, at this time, Lightning Systems is unable to predict the cumulative impact, both in terms of severity and duration, that the COVID-19 pandemic will have on Lightning Systems’ business, operating results, cash flows and financial condition, but such impact could be material if the current circumstances continue to exist for a prolonged period of time. Although Lightning Systems has made its best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, Lightning Systems may be subject to future impairment losses related to long-lived assets as well as changes to valuations.

Possible Impairments. No impairments were recorded for three months ended March 31, 2021 or 2020, as no triggering events or changes in circumstances had occurred as of such dates. However, due to significant uncertainty surrounding the continued effects of the COVID-19 pandemic, Lightning Systems’ results of operations, cash flows, and financial condition could be impacted, and the extent of such impact cannot be reasonably estimated.

Partial Shutdowns and Slow-Downs. Lightning Systems is adhering to CDC guidelines that oblige us to shut down any department in which an employee tests positive for COVID-19 for 14 days. In November 2020, Lightning Systems closed our material handling department for two weeks after an employee tested positive. We have also regularly had employees absent from work or working from home on suspected COVID-19 infections. While there have been cases of employees testing positive for COVID-9 in the three months ended March 31, 2021, this has not resulted in complete department shutdowns as in the past. The CDC guidelines offer three options for employers to follow when an employee tests positive for COVID-19: 1) a 14-day quarantine before returning to work; 2) a 10-day quarantine before returning to work if the employee is asymptomatic; and 3) a 7-day quarantine if the employee can provide a negative test result taken within 48 hours before returning to work. The Company is currently utilizing the 7-day quarantine.

Supply-Chain Delays. Also, as a result of the COVID-19 pandemic, we have been experiencing significant delivery delays from our suppliers since April 2020. Within our capital constraints, we increased our raw material inventories to attempt to manage and mitigate this risk. However, several key suppliers have informed us of delivery delays ranging from four to sixteen weeks, that have impacted production in the first quarter of 2021 and may affect the remainder of the year. Although we are working with our suppliers to minimize the impact, we expect supply chain delays will have a significant impact on our 2021 revenue and possibly thereafter.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of the Final Proxy Statement/Prospectus filed with the SEC on March 26, 2021 pursuant to Rule 424(b)(3) titled “Risk Factors.”

Commercial Launch of medium-duty trucks and other products

In 2020, Lightning Systems attained revenue commercialization of its ZEVs, with 72 customer-ordered Class 3 to Class 7 Commercial vehicles delivered during the year ended December 31, 2020. In the three months ended March 31, 2021 we delivered 31 Class 3 to 7 Commercial vehicles. We will require substantial additional capital to develop our products and services, including those for orders in our revenue backlog, fund the growth and scaling of our manufacturing facilities, and fund operations for the foreseeable future. Until we can generate sufficient cash flow from operations, we expect to finance our operations through a combination of merger proceeds from the Business Combination, the PIPE Investment, the Convertible Note Investment, secondary public offerings, debt financings, collaborations, and licensing arrangements. The amount and timing of our future funding requirements depend on many factors, including the pace and results of our development efforts and our ability to scale our operations. Any delays in the successful completion of our manufacturing facility will impact our ability to generate revenue.

Customer Demand

While still in early stages of commercialization, we have received significant interest from potential customers, and repeat orders from more than 10 commercial fleet customers. On March 31, 2021, and March 31, 2020, Lightning Systems’ had a backlog (as defined below) of 1,590 and 284, respectively, of electric commercial vehicles and electric powertrains.

Basis of Presentation

Currently, we conduct business through one operating segment, the zero-emission electric vehicle market. All long-lived assets are maintained in, and all losses are attributable to, the United States of America. See Note 2 in the unaudited financial statements attached to this Amended Current Report on Form 8-K/A as Exhibit 99.2 for more information about our operating segment.

Components of Results of Operations

Revenues

Our revenue generation has evolved over time along with our business model. During the three months ended March 31, 2021, revenue was derived from the installation and integration of all-electric powertrains within commercial vehicles, the sale of our all-electric powertrain kits, and the sales of chargers, an ancillary product. During the three-month ended March 31, 2020, our revenue was primarily derived from selling vehicles with our all-electric powertrains, telematics and analytic systems along with the sales of chargers.

We anticipate deriving future revenue from the following business lines.

•	Direct Sales of Commercial ZEVs: The sales of electric vehicles in Classes 3 to 7, and with all-electric powertrain kits for vehicles in Classes 3 to 7.

•

Systems for OEMs: The sales of electric powertrains to our OEM partners, including technology licenses, and training the OEM technicians how to install the powertrains within the OEMs’ manufacturing facilities.

•

Telematics Analytics: Our proprietary analytics platform, which is installed in each vehicle and powertrain sold, allows us to collect and optimize drive cycle and vehicle performance data. This data provides drivers and fleet operators meaningful real-time recommendations about how to improve vehicle performance, routes, and charging strategies. Our analytics offering will be offered on a subscription basis, with high uptake rates and very limited churn.

•

Energy-as-a-Service: Lightning Systems, sells charging systems today and in the future, plans on owning and renting chargers to customers. The company will plan, build, and install charging infrastructure at a client’s location and will charge the customer on a recurring basis. This service will facilitate LCFS monetization, reduce customers upfront capital investment for charging, and deepen our customer’s relationship with both a vehicle and charging partnership.

•

EV-as-a-Service: For customers that are just entering the ZEV space, transitioning to ZEVs and building out a charging strategy can be quite complex. Lightning Systems, in the future, plans on offering EV-as-a-Service which will be a packaged offering that includes the vehicle, charging, maintenance, insurance, and ongoing support, for customers new to ZEV or those that desire a full-service solution. We believe this is an efficient way for customers to be early adopters of ZEVs and validate vehicle operating and total cost of ownership (“TCO”) benefits of ZEV without large upfront investments and infrastructure.

Cost of Revenues

Cost of revenues includes direct costs (parts, material, and labor), indirect manufacturing costs (manufacturing overhead, depreciation, plant operating lease expense, and rent), shipping, field services, and logistics costs, and provision for estimated warranty expenses.

Research and Development Expense

Research and development expenses consist primarily of costs incurred for the discovery and development of Lightning Systems’ electrified powertrain solutions and the production thereof, which principally include personnel-related expenses including salaries, benefits, travel and stock-based compensation, for personnel performing research and development activities and expenses related to materials and supplies.

Lightning Systems expects its research and development expense to increase for the foreseeable future as Lightning Systems continues to invest in research and development activities to achieve its operational and commercial goals.

Selling, General, and Administrative Expense

Selling, general, and administrative expenses consist of personnel-related expenses for Lightning Systems’ corporate, executive, engineering, finance, sales, marketing, program management support, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for information technology, facilities, depreciation, amortization, travel, and sales and marketing costs. Personnel-related expenses consist of salaries, payroll taxes, benefits, and stock-based compensation.

Lightning Systems expects its selling, general, and administrative expenses to increase for the foreseeable future as Lightning Systems scales headcount and expenses with the growth of its business, buildout of the manufacturing facilities, refinement of its production processes, drive for productivity improvements, acquisition of new and retention of existing customers and the additional costs of a public company.

Interest Expense

Interest expense consists of interest paid on our notes payable and the amortization of debt issue costs, debt discounts attributable to the bifurcation of warrants issued, and a beneficial conversion feature embedded in certain convertible notes. The notes payable included, over the periods presented, a term loan and working capital facility, a facilities agreement, and various convertible notes payable, as described in more detail below. For a description and terms of the notes payable, see the financial statements and the related notes thereto attached to this Amended Current Report on Form 8-K/A as Exhibit 99.2.

Results of Operations

Three Months Ended March 31, 2021 Compare to the Three Months Ended March 31, 2020

The following table sets forth our historical operating results for the periods indicated:

	Three Months Ended March 31,		$
	2021	2020	Change	% Change
		(dollar amounts in thousands)
Revenues	$4,591	$695	$3,896	560.6%
Cost of revenues	5,318	852	4,466	524.2%

Gross loss	(727)	(157)	(570)	363.1%

Operating expenses
Research and development	648	243	405	166.7%
Selling, general, and administrative	3,920	2,249	1,671	74.3%

Total operating expenses	4,568	2,492	2,076	83.3%

Loss from operations	(5,295)	(2,649)	(2,646)	99.9%
Other expenses
Interest expense	1,611	334	1,277	382.3%
Loss (gain) from change in fair value of warrant liabilities	20,539	(166)	20,705	-12,472.9%
Other expense (income), net	(9)	(1)	(8)	800.0%

Total other expenses	22,141	167	21,974	13,158.1%

Net loss	$(27,436)	$(2,816)	$(24,620)	874.3%

Revenues

Our total revenue increased by $3.9 million, or 561%, from $0.7 million during the three months ended March 31, 2020 to $4.6 million during the three months ended March 31, 2021. The increase in the revenues was primarily due to the sale of 31 complete commercial electric vehicles and 1 powertrain kit during the three months ended March 31, 2021 as compared to the sale of 1 complete commercial electric vehicle and 5 powertrain kits during the three months ended March 31, 2020. In addition, the increase in revenues was partially offset by supply chain delays.

Cost of Revenues

Cost of revenues increased by $4.5 million, or 524%, from $0.9 million during the three months ended March 31, 2020 to $5.3 million during the three months ended March 31, 2021. The increase in the cost of revenues was primarily related to the increase in revenue during the three months ended March 31, 2021 and additional headcount to support the current period production, as compared to the prior year period in 2020, in addition to certain production inefficiencies related to supply chain delays

Research and Development

Research and development expenses increased by $0.4 million, or 167%, from $0.2 million during the three months ended March 31, 2020 to $0.6 million during the three months ended March 31, 2021. The increase was primarily due to an increase in our engineering headcount year-over-year, as we continue to advance the development and design of our vehicles, develop additional vehicle platform offerings and, refine and improve our production process, and test our in-house engineering capabilities.

Selling, General, and Administrative

Selling, general, and administrative expenses increased by $1.7 million or 74%, from $2.2 million during the three months ended March 31, 2020 to $3.9 million during the three months ended March 31, 2021, primarily due to the increase in headcount in administration and sales to support the growing sales, backlog and production, and an increase in professional services associated with the Business Combination process and being a public company

Interest Expense

Interest expense increased by $1.3 million, or 382%, from $0.3 million during the three months ended March 31, 2020 to $1.6 million during the three months ended March 31, 2021. The increase was primarily due to the increase of $14.1 million in the average notes payable outstanding during each period from $7.8 million during the three months ended March 31, 2020 to $21.9 million during the three months ended March 31, 2021 and the amortization of debt discount of $1.0 million resulting from a beneficial conversion feature associated with the 2020 short term convertible debt loans.

Change in Fair Value of Warrant Liabilities

The loss from change in fair value of warrant liabilities increased by $20.7 million, from a gain of $0.2 million in the three months ended March 31, 2020 to a loss of $20.5 million in the three months ended March 31, 2021. The change reflected the impact of the marking-to-market of the outstanding common and preferred warrants underlying the warrant liabilities. The significant increase reflects the increase in market value of Lightning Systems’ common and preferred stock subsequent to the signing the Business Combination Agreement and continued progress toward its consummation. For a description of the methodology used by Lightning Systems to determine the market value of the common and preferred stock, please see Fair Value significant accounting policy contained within this Management Discussion and Analysis or Note 2 to the financial statements attached to this Amended Current Report on Form 8-K/A as Exhibit 99.2.

Liquidity and Capital Resources

Since inception, Lightning Systems has financed its operations primarily from debt financing and the sales of common and convertible preferred shares.

As of March 31, 2021, our principal sources of liquidity were our cash and cash equivalents in the amount of $1.8 million.

The following table provides a summary of cash flow data:

	Three Months Ended March 31,
	2021	2020
	(dollar amounts in thousands)
Net cash used in operating activities	$(6,321)	$(3,203)
Net cash used in investing activities	(560)	(453)
Net cash from financing activities	8,195	3,215

Net increase (decrease) in cash	$1,314	$(441)

Cash Flows Used In Operating Activities

Net cash used in operating activities for the three months ended March 31, 2021 and 2020 totaled $6.3 million and $3.2 million, respectively. Cash flows from operating activities are significantly affected by the revenue levels, mix of products and services, and investments in the business in research and development and selling, general, and administrative costs in order to develop products and services, improve manufacturing capacity and efficiency, and support revenue growth. The increase in net cash used in operating activities was driven by increases in cost of revenues, selling, general, and administrative expenses, and research and development expenses, as described in more detail above.

Cash Flows Used In Investing Activities

Net cash used in investing activities for the three months ended March 31, 2021 and 2020 totaled $0.6 million and $0.5 million, respectively. Cash flows from investing activities relate to capital expenditures to support revenue growth as we invest in and expand our business and infrastructure.

Cash Flows from Financing Activities

Net cash from financing activities for the three months ended March 31, 2021 and 2020 was $8.2 million and $3.2 million, respectively.

Lightning Systems has primarily financed its activities through a combination of debt and the issuance of Series C preferred convertible stock, net of the repayment of a certain note payable. In connection with these transactions, Lightning Systems issued common and preferred warrants. For a detail discussion of these activities, see the see the financial statements and the related notes thereto attached to this Amended Current Report on Form 8-K/A as Exhibit 99.2.

A summary of Lightning Systems’ financing transactions for the periods presented are summarized below:

	Three Months Ended March 31
	2021	2020
	(dollar amounts in thousands)
Notes payable activities
Proceeds from term loan and working capital facility warrants	$7,000	$—
Proceeds from short-term convertible notes payable	—	3,000
Redeemable convertible preferred stock activities
Proceeds from issuance of Series C redeemable convertible preferred stock	—	225
Proceeds for the exercise of Series C warrants	1,500	—
Lease activities
Payments on operating lease obligations	(309)	—
Payments on finance lease obligations	(6)	(10)
Equity activities
Proceeds from exercise of stock options	10	—

Cash flows from financing activities	$8,195	$3,215

Based on approximately $1.8 million in the Company’s cash accounts as of March 31, 2021, and taking into account the gross proceeds of approximately $25.0 million from the PIPE Investment and approximately $100.0 million from the Convertible Note Investment, and the net proceeds of approximately $91.8 million received from the Trust Account (after redemptions of 5,816,664 shares of Common Stock in the amount of $58.8 million and Closing transaction and other payments of approximately $51.5 million) at the Closing of the Business Combination, we expect we will have sufficient capital to fund our planned operations for the next 12 months.

The design, manufacture, sale and servicing of Lightning Systems’ ZEVs and electric powertrains is capital intensive. As the Business Combination has been consummated, Lightning Systems’ capital will be deployed for the projected operating expenses to execute on Lightning Systems’ business plan, to provide necessary working capital for accounts receivable and inventory, to finance Lightning Systems’ anticipated capital expenditures to expand the manufacturing capacity to meet revenue forecasts and to fund Lightning Systems’ EV-as-a-Service and Energy-as-a-Service initiatives. There can be no assurance, however, that our business will generate positive cash flows and Lightning Systems may need to raise additional capital to scale its manufacturing. In addition, Lightning Systems may raise capital earlier on an opportunistic basis. These additional funds may be raised through the issuance of equity, equity related or debt securities, or through obtaining credit from government or financial institutions. Additional capital will be necessary in the future to fund ongoing operations, continue research, development and design efforts and improve infrastructure.

Contractual Obligations and Commitments

The following table summarizes our long-term contractual obligations of Lightning Systems as of March 31, 2021, and the years in which these obligations are due:

	Total	Less than 1 Year	1 - 3 Years		3 - 5 Years	More than 5 Years
		(dollar amounts in thousands)
Notes payable
Term loan and revolving working capital facility	$13,000	$10,000	$		$3,000	$—
Short term convertible notes payable	9,679	9,679		—	—	—
Unsecured facility agreement	1,500	1,500		—	—	—
Purchase obligations (1)	15,300	15,300
Lease
Operating leases	12,906	2,327		7,853	2,726	—
Financing leases	48	48		—	—	—

	$52,433	$38,854		$7,853	$5,726	$—

(1)	Consists of all cancelable purchase orders as of March 31, 2021

Backlog

Backlog is comprised of non-binding agreements and purchase orders from customers. Although the backlog does not constitute a legal obligation, Lightning Systems believes the amounts included in backlog are firm, even though these non-binding orders may be cancelled or delayed by customers without penalty, and Lightning Systems may elect to permit cancellation of orders without penalty where management believes it is in Lightning Systems’ best interest to do so. Lightning Systems, on a case-by-case basis and in our sole discretion, holds deposits for purchase orders from customers. Accordingly, revenue estimates and the amount and timing of work we expected to be performed at the time the estimate of backlog is developed is subject to change. It is possible that the methodology for determining bookings and backlog may not be comparable to methods used by other companies.

Backlog may not be indicative of future sales and can vary significantly from period to period.

A summary of Lightning Systems’ backlog as of each of the reporting periods is as follows:

	March 31,
	2021	2020
	(dollar amounts in thousands)
Units	1,590	284
Dollars (weighted value)	$168,607	$28,013

Off-Balance Sheet Arrangements

Lightning Systems has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in the notes to our financial statements, we believe that the following accounting policies are most critical to understanding our financial condition and historical and future results of operations:

•

Redeemable convertible preferred stock—Due to the contingently redeemable nature of the preferred stock, Lightning Systems classifies the preferred stock as temporary equity in the mezzanine section of the balance sheet. In addition, Lightning Systems does not currently believe that the related contingent events and the redemption of the preferred stock is probable to occur. Therefore, Lightning Systems is not currently accreting the preferred stock to redemption value and will only do so if the preferred stock becomes probable of redemption in the future.

•

Revenue recognition - The Company develops and produces Powertrain Kits for urban medium and heavy-duty vehicles, such as delivery trucks and buses. Powertrain Kits can either be sold direct to customers or installed and integrated by us into a vehicle. The Company transfers control and recognizes revenue for Powertrain Kits sold direct to customers when the product is shipped “FOB Shipping Point.” When we are responsible for Vehicle Conversions, revenue is recognized upon completion of the conversion and the vehicle is made available to the customer. For Vehicle Conversions, the components are highly interdependent and interrelated, and conversion requires both the components and their installation and integration, which collectively represent the combined output to the customer. The Company also provides chargers as an ancillary supporting product to customers. Revenue for chargers is recognized when the product is drop shipped directly to the customer from the manufacturer. The Company, who controls the customer relationship and product pricing for chargers, is the principal in such transactions and revenue is recognized on a gross basis. From time to time we also sell services associated with the Powertrain Kits, revenue from which is recognized as the service is transferred to the customer. Service revenue for the three months ended March 31, 2021 and 2020 represented less than 10% of total revenue.

The Company accounts for shipping and handling costs arranged on behalf of customers as fulfillment costs and records these costs within “Cost of revenues” in the accompanying Statements of Operations. Shipping and handling billed to customers is included in revenues and is not significant.

•

Fair Value—U.S. GAAP for fair value establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach, and cost approach). Lightning Systems’ financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels of the hierarchy and the related inputs are as follows:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that Lightning Systems can access at the measurement date.

•

Level 2: Significant other observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

•	Level 3: Significant unobservable inputs that reflect Lightning Systems’ own assumptions about the assumptions that market participants would use in pricing an asset or liability.

We categorize fair value measurements within the fair value hierarchy based upon the lowest level of the most significant inputs used to determine fair value.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in ASC 820, Fair Value Measurement:

•	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

•	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost)

•	Income approach: Techniques to convert future amounts to a single present value amount based upon market expectations (including present value techniques, option pricing and excess earnings models)

Lightning Systems believes its valuation methods are appropriate and consistent with other market participants, however the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Lightning Systems’ financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, convertible notes payable, and warrant liabilities. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximates fair value because of the short-term nature of those instruments. Lightning Systems estimates that the current value of the notes approximates fair value based on prevailing market rates.

The common and preferred stock warrants issued in connection with the issuance of debt, the conversion of debt to preferred stock, and the issuance of preferred stock are recorded at their fair market value as of the date of each transaction. These common and preferred stock warrants are classified as warrant liabilities and are adjusted to their fair market value as of each reporting period.

Lightning Systems estimated the value of Lightning Systems Common Stock, Lightning Systems Series C preferred stock, and Lightning Systems Series C preferred stock warrants, which value was used in the determination of the value of warrants issued in connection with certain debt and preferred stock transactions and when marking to market at the end of each reporting period. Lightning Systems considers such liability-classified warrants in Level 3 due to significant unobservable inputs in its valuation.

The key period end valuation milestones for Lightning Systems through March 31, 2021 were December 31, 2019, June 30, 2020, September 30, 2020, December 31, 2020, February 23, 2021 and March 31, 2021

The valuations through June 30, 2020 were based on Lightning Systems being a private company and a combination of the income and market approach allocated to stockholders using an Option Pricing Model and applying a Discount for Lack of Marketability judgement based on the Finnerty put-option model. The key inputs to the valuation models that were utilized to estimate the fair value of the warrant liabilities included volatility, risk free rate, probability of subsequent funding, and discounts for lack of marketability.

Beginning in September 2020, the valuations are based on Lightning Systems being a private company and determined using a Probability Weighted Expected Return Method (“PWERM”) and a combination of several income and market approaches to determine the enterprise value of Lightning Systems. The enterprise value is adjusted for the probabilities of various scenarios/liquidity events occurring to create an overall weighted value of common stock as each valuation date. Each liquidity scenario has unique probabilities based on management’s opinion, which is based on various management discussions with potential investors, advisors, and market participants, and unique facts and circumstances as of the valuation dates. The scenarios included early liquidation, a private merger and acquisition (“M&A”) transaction, staying a privately held company, and a special purpose acquisition company (“ SPAC”) transaction/merger.

Each scenario was based on a different valuation methodology based on the unique risks, opportunities and a likely investor’s or market participant’s perspective. These included (a) Early liquidation: based on an Asset Approach using the existing equity value as of the valuation date; (b) Private M&A: based on a guideline transaction (market) approach using an assembled group of comparable transactions and trailing revenue metric/multiples; (c) Stay private: based on a discounted cash flow (income) approach using Lightning Systems’ non-SPAC forecast and a market-based discount rate; and (d) SPAC transaction: based on a guideline public company (market) approach using an assembled peer group of comparable companies and forward revenue metrics/multiples. Value was allocated to all outstanding securities through the PWERM using capitalization tables unique to each liquidity scenario.

The preliminary valuation was then discounted by applying a Discount for Lack of Marketability (“DOLM”) based on a Finnerty put-option model to determine a non-marketable, minority value of one share of common stock and one Series C preferred share.

These private company valuations will differ from a public company market valuation principally due to the private company discount for the lack of marketability and probability of various scenarios/liquidity events.

The Board of Directors determined the value of the Lightning Systems’ common stock as follows:

•

At December 31, 2019, the Lightning Systems board of directors determined that the value of Lightning Systems’ common stock was $32.2 million on an equity value basis or $0.05 per share and the Lightning Systems board of directors subsequently did not determine any change to the December 31, 2019 valuation as of March 31, 2020.

•

At June 30, 2020, the Lightning Systems board of directors determined that the value of Lightning Systems’ common stock had decreased to $20.3 million or $0.03 per share. The income and market approaches used to determine Lightning Systems’ valuation at June 30, 2020 were influenced by the negative impacts of the COVID-19 pandemic on the business and the short-term effects of transitioning from electric powertrains to EVs, including a decrease in backlog.

•

At September 30, 2020, the Lightning Systems board of directors determined that the value per share of Lightning Systems’ common stock had increased to $2.06 per share, reflecting a weighted average of the enterprise value assuming several potential liquidity event scenarios. In particular, the September 30, 2020 valuation was impacted by the signing of a letter of intent with

GigCapital3 on September 23, 2020, as well as increased pipeline and backlog. At that point in time, the Lightning Systems board of directors, viewed the probability of success of the Business Combination transaction at approximately 25%, with all other remaining scenarios estimated at a combined probability of occurring of 75% (15% for a liquidation, 40% for a private merger transaction and 20% for Lightning Systems remaining a privately held independent company), for purpose of Lightning Systems’ valuation.

•

At December 31, 2020, the Lightning Systems Board of Directors determined that the value per share of Lightning Systems’ common stock had increased to $3.51 per share, reflecting a weighted average of the enterprise value assuming several potential liquidity event scenarios. In particular, the December 31, 2020 valuation was impacted by increased pipeline and backlog. At that point in time, the Lightning Systems Board of Directors, viewed the probability of success of the Business Combination transaction at approximately 45%, with all other remaining scenarios estimated at a combined probability of occurring of 55% (15% for a liquidation, 30% for a private merger transaction and 10% for Lightning Systems remaining a privately held independent company), for purpose of Lightning Systems’ valuation.

•

At February 23, 2021, the Lightning Systems Board of Directors determined that the value per share of Lightning Systems’ common stock had increased to $6.18 per share, reflecting a weighted average of the enterprise value assuming several potential liquidity event scenarios. In particular, the February 23, 2021 valuation was impacted by continued progress in connection with the Business Combination transaction and the strength of its pipeline and backlog. At that point in time, the Lightning Systems Board of Directors, viewed the probability of success of the Business Combination transaction at approximately 75%, with all other remaining scenarios estimated at a combined probability of occurring of 25% (10% for a liquidation, 10% for a private merger transaction and 5% for Lightning Systems remaining a privately held independent company), for purpose of Lightning Systems’ valuation.

•

At March 31, 2021, the Lightning Systems Board of Directors determined that the value per share of Lightning Systems’ common stock had increased to $7.02 per share, reflecting a weighted average of the enterprise value assuming several potential liquidity event scenarios. In particular, the March 31, 2021 valuation was impacted by continued progress in connection with the Business Combination transaction and the strength of its pipeline and backlog. At that point in time, the Lightning Systems Board of Directors, viewed the probability of success of the Business Combination transaction at approximately 85%, with all other remaining scenarios estimated at a combined probability of occurring of 15% (5% for a liquidation, 5% for a private merger transaction and 5% for Lightning Systems remaining a privately held independent company), for purpose of Lightning Systems’ valuation.

Based on the per share merger consideration to be paid by the Company pursuant to the Business Combination Agreement, the implied fully diluted share price for Lightning Systems’ common stock immediately prior Closing would be $10.00 per share. The private company valuations of the Lightning Systems board of directors differ from the public company valuation of Lighting Systems by GigCapital3, the PIPE Investors and the Convertible Note Investors; principally due to the private company discount for the lack of marketability and probability of various scenarios/liquidity events at various points in time. Lightning Systems’ non-financial assets, which primarily consist of property and equipment, are not required to be carried at fair value on a recurring basis and are reported at carrying value. However, on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be fully recoverable, these along with other non-financial instruments are assessed for impairment and, if applicable, written down to and recorded at fair value.

•

Beneficial Conversion Features – Lightning Systems follows beneficial conversion feature guidance in ASC 470-20, Debt – Debt with Conversion and Other Options, which applies to convertible stock and convertible debt. A beneficial conversion feature is defined as a nondetachable conversion feature that is in the money at the commitment date. The beneficial conversion feature guidance requires recognition of the conversion option’s in-the-money portion, the intrinsic value of the option, in equity, with an offsetting reduction to the carrying amount of the instrument. The resulting discount is amortized as interest over the life of the instrument. When there is a subsequent change to the conversion ratio based on a future occurrence, the new conversion price may trigger the recognition of an additional beneficial conversion feature on occurrence.

•

Warrants and Warrant liabilities – Lightning Systems accounts for common and preferred warrants in accordance with the authoritative guidance which requires that free-standing financial instruments with certain cash settlement features and / or associated with preferred stock, which is classified as temporary equity, to be recorded at their fair value. All outstanding common (with the exception of certain warrants issued to vendors in 2021) and preferred warrants are recorded as “Warrant liabilities” based on their fair value on the date of the transaction. See the “Fair value” significant accounting policy for a description of the determination of fair value. Any changes in the fair value of these instruments are reported as “Loss (Gain) from change in fair value of warrant liabilities.”

Warrants are separated from the host contract and reported at fair value when the warrant is a freestanding financial instrument that may ultimately require the issuer to settle the obligation by transferring assets. Under certain circumstances, most notably in the case of a deemed liquidation, the warrants issued in conjunction with Lightning Systems’ debt and preferred stock transactions may be ultimately required to settle by a transfer of assets, and as a result the warrants are reported as liabilities at fair value each reporting period.

Based on the terms of the common and preferred warrant agreements, Lightning Systems has determined that warrants (with the exception of certain warrants issued to vendors in 2021) are liabilities, as such, are included in “Warrant liabilities” on the Balance Sheets and recorded at fair value each reporting period.

For certain common warrants issued to vendors in 2021 in exchange for services provided, the warrants were deemed to be equity instruments under ASC 480, Distinguishing Liabilities from Equity. The fair value of the warrants was expensed to “selling, general and administrative” expense, and offset to “Additional paid-in-capital.”

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by standard setting bodies that are adopted by Lightning Systems as of the specified effective date. Unless otherwise discussed, Lightning Systems believes that the impact of recently issued standards that are not yet effective will not have a material impact on Lightning Systems’ financial position or results of operations under adoption.

Internal Control Over Financial Reporting

In connection with the audit of Lightning Systems’ financial statements for the year ended December 31, 2020, Lightning Systems’ management identified material weaknesses in Lightning Systems’ internal controls. These material weaknesses remain at March 31, 2021. See the section in the Final Proxy Statement/Prospectus filed with the SEC on March 26, 2021 pursuant to Rule 424(b)(3) titled “Risk Factors — Lightning Systems and its independent registered public accounting firm have identified material weaknesses in its internal control over financial reporting. If Lightning Systems is unable to remedy these material weaknesses, or if Lightning Systems fails to establish and maintain effective internal controls, Lightning Systems may be unable to produce timely and accurate financial statements, and Lightning Systems may conclude that its internal control over financial reporting is not effective, which could adversely impact its investors’ confidence and New Lightning eMotors’ stock price.”

Emerging Growth Company Status

We are an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) December 31, 2025, which is the last day of our first fiscal year following the fifth anniversary of the initial public offering of GigCapital3, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Properties

The facilities of the Company are described in the Final Proxy Statement/Prospectus in the section titled “Information About Lightning – Manufacturing and Production; Headquarters and Facilities” and is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of Common Stock of the Company upon the Closing of the Business Combination by:

•	each person known by GigCapital3 to be the beneficial owner of more than 5% of the common stock of the Company upon the Closing of the Business Combination;

•	each of the Company’s officers and directors; and

•	all officers and directors of the Company, as a group upon the Closing of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock of the Company beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Class
Dr. Avi Katz(2)	6,122,500	8.3%
Dr. Raluca Dinu	—	*
Neil Miotto	—	*
GigAcquisitions3, LLC(2)	6,122,500	8.3%
Robert Fenwick-Smith(3)	4,962,984	6.8%
Timothy Reeser(4)	1,389,405	1.9%
Teresa Covington	—	*
William Kelley(5)	484,993	*
Thaddeus Senko	—	*
Meghan Sharp	—	*
Diana Tremblay	—	*
Bruce Coventry	—	*
Aravaipa Venture Fund(6)	4,598,976	6.3%
BP Technology Ventures Inc. / BP Lubricants USA Inc.(7)	22,925,496	31.3%
Rosella Holdings Ltd.(8)	11,170,688	15.6%
All directors and officers as a group (11 individuals)	12,959,881	17.6%

*	Less than one percent.
(1)

Unless otherwise indicated, the business address of GigAcquisitions3, LLC and each of Dr. Avi S. Katz, Dr. Raluca Dinu and Neil Miotto is 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303. The address for BP Technology Ventures Inc. is 501 Westlake Park Blvd., Houston, TX 77079. The address for Rosella Holdings Ltd. is Trafalgar Court, 3rd Floor, West Wing, Les Banques, St. Peter Port, Guernsey, GYI 2JA. The address for all of the other individuals is c/o Lightning eMotors, Inc., 319 Foxtail Court Boulder, CO 80305.

(2)

Consists of (i) 5,635,000 shares of common stock and (ii) 487,500 shares of common stock underlying warrants, all held by the Company’s sponsor. The securities held by the Company’s sponsor are beneficially owned by Dr. Avi S. Katz, the Co-Chairman of the Company’s board of directors, and the manager of the Company’s sponsor, who has sole voting and dispositive power over the shares held by the Company’s sponsor.

(3)

Consists of (i) 243,495 shares of common stock and (ii) 120,513 shares of common stock issuable upon the exercise of options within 60 days of May 6, 2021. In addition, Mr. Fenwick-Smith is a co-founding partner and member of Aravaipa Venture Fund, LLC and the managing member of Aravaipa Ventures, LLC and may be deemed to beneficially own the shares held by Aravaipa Venture Fund, LLC. Mr. Fenwick-Smith disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(4)

Consists of (i) 937,395 shares of common stock, (ii) 49,319 shares of common stock held by Mr. Reeser’s spouse and (iii) 402,691 shares of common stock issuable upon the exercise of options within 60 days of May 6, 2021.

(5)	Consists of (i) 329,208 shares of common stock and (ii) 155,786 shares of common stock issuable upon the exercise of options within 60 days of May 6, 2021.
(6)

The managing member of Aravaipa Venture Fund, LLC is Aravaipa Ventures, LLC. Robert Fenwick-Smith is a co-founding partner and member of Aravaipa Venture Fund, LLC and the managing member of Aravaipa Ventures, LLC and may be deemed to beneficially own the shares held by Aravaipa Venture Fund, LLC. Mr. Fenwick-Smith disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7)

The 22,925,496 shares of common stock are held by BP Technology Ventures, Inc., an investment holding vehicle incorporated in Guernsey. BP Technology Ventures, Inc. is owned 100% by BP Corporation North America Inc., which is owned 100% by BP America Inc., which is owned 100% by BP America Ltd., which is owned 100% by BP Holdings North America Ltd., which is owned 100% by BP P.L.C.

(8)

The 11,170,688 shares of common stock are held by Rosella Holdings Limited, an investment holding vehicle incorporated in Guernsey. The shareholders and members of the board of directors of Rosella Holdings Limited are International Company Management Limited and Portman Welbeck Limited, both of which are wholly owned by the administrator Rawlinson and Hunter Limited and hold their interest in Rosella Holdings Limited as nominees for the Trustees of three Guernsey discretionary trusts each of which beneficially own one third of Rosella Holdings Limited. In addition, Rosella Holdings Limited owns an indirect and non-controlling interest in Aravaipa Ventures.

Directors and Executive Officers

The Company’s directors and executive officers after the Closing are described in the Final Proxy Statement/Prospectus in the section titled “Management After the Business Combination” and is incorporated herein by reference.

Executive Compensation

The executive compensation of the Company’s executive officers and directors is described in the Final Proxy Statement/Prospectus in the section titled “Management After the Business Combination—Post-Combination Company Executive Compensation” and is incorporated herein by reference.

Certain Relationships and Related Transactions, and Director Independence

The certain relationships and related party transactions of the Company are described in the Final Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Transactions” and are incorporated herein by reference. Director independence is described in the Final Proxy Statement/Prospectus in the section titled “Management After The Business Combination—Committees of the Board of Directors” and that information is incorporated herein by reference.

Legal Proceedings

The Company’s legal proceedings are described in the Final Proxy Statement/Prospectus in the sections titled “Information about the Company Prior to the Business Combination—Legal Proceedings” and “Information About Lightning Systems—Legal Proceedings” and are incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The Company’s common stock and warrants began trading on the NYSE under the symbols “ZEV” and “ZEV.WS”, on May 7, 2021, subject to ongoing review of the Company’s satisfaction of all listing criteria post-Business Combination. The Company has not paid any cash dividends on shares of its common stock to date and does not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Company’s board of directors. It is the present intention of the Company’s board of directors to retain all earnings, if any, for use in the Company’s business operations and, accordingly, the Company’s board does not anticipate declaring any dividends in the foreseeable future.

Information regarding GigCapital3’s common stock, units and warrants and related stockholder matters are described in the Final Proxy Statement/Prospectus in the section titled “PRICE RANGE OF SECURITIES AND DIVIDENDS” and such information is incorporated herein by reference.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K concerning the sale and issuance of unsecured convertible notes, warrants to purchase common stock and shares of common stock.

Description of Registrant’s Securities

The description of the Company’s securities is contained in the Final Proxy Statement/Prospectus in the section titled “DESCRIPTION OF SECURITIES” and is incorporated herein by reference.

Indemnification of Directors and Officers

Reference is made to the disclosure set forth under Item 5.02 of this Current Report on Form 8-K concerning indemnification agreements entered into with each of the Company’s directors and executive officers.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial statements and supplementary data of Lightning Systems and GigCapital3.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the financial information of Lightning Systems and GigCapital3.

Item 2.02	Results of Operation and Financial Condition.

On May 17, 2021, the Company issued a press release announcing the financial results of Lightning Systems for the quarter ended March 31, 2021. A copy of the Company’s press release is attached as Exhibit 99.3 to this Current Report and is incorporated herein by reference.

The information contained in this Item 2.02, including Exhibit 99.3 attached hereto, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 4.01.	Changes in Registrant’s Certifying Accountants.

On May 11, 2021, the Audit Committee of the Company’s board of directors approved the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 30, 2021. The Company engaged Grant Thornton on May 17, 2021. Grant Thornton served as the independent registered public accounting firm of Lightning Systems prior to the Business Combination. Accordingly, BPM LLP (“BPM”), the independent registered public accounting firm of GigCapital3 was informed on May 11, 2021 that it would be replaced by Grant Thornton as the Company’s independent registered public accounting firm following its completion of the Company’s review of the quarter ended March 31, 2021, which consist only of the accounts of the pre-Business Combination special purpose acquisition company, GigCapital3. BPM’s services to the Company concluded on May 17, 2021 upon the filing with the SEC of the Form 10-Q for the quarter ended March 31, 2021.

The report of BPM on GigCapital3’s balance sheet as of December 31, 2020 and the statements of operations and comprehensive loss, stockholders’ equity and cash flows for the period from February 3, 2020 (inception) through December 31, 2020, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except that such audit report contained an explanatory paragraph in which BPM expressed substantial doubt about the Company’s ability to continue as a going concern.

During the period from February 3, 2020 (inception) through December 31, 2020, and the subsequent interim period through the date of BPM’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) between the Company and BPM on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BPM would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such periods.

During the period from February 3, 2020 (inception) through December 31, 2020, and the subsequent interim period through the date of BPM’s dismissal, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

During the period from February 3, 2020 (inception) through December 31, 2020, and the subsequent interim period through the date of BPM’s dismissal, the Company did not consult with Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements of GigCapital3 or the Company, and no written report or oral advice was provided that Grant Thornton concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

The Company has provided BPM with a copy of the foregoing disclosures and has requested that BPM furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of BPM’s letter, dated May 12, 2021, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors and Officers

The following persons are serving as executive officers and directors of the Company upon the Closing, with Timothy Reeser, Teresa Covington, William Kelly and Robert Fenwick-Smith having been named as executive officers effective upon the Closing on May 6, 2021 and each of the directors having been elected by the GigCapital3 stockholders to the board also upon the Closing on May 6, 2021. For biographical and current compensatory information concerning the executive officers and directors, see the disclosure in the Final Proxy Statement/Prospectus in the sections titled “Management After the Business Combination” which is incorporated herein by reference.

Name	Age	Position
Timothy Reeser	50	Chief Executive Officer and Director
Teresa Covington	57	Chief Financial Officer
William Kelley	64	Chief Technology Officer and Chief Operating Officer
Robert Fenwick-Smith	58	Co-Chairman of the Board of Directors
Dr. Avi Katz	63	Co-Chairman of the Board of Directors
Dr. Raluca Dinu	47	Director
Neil Miotto	74	Director
Thaddeus Senko	64	Director
Meghan Sharp	49	Director
Diana Tremblay	61	Director
Bruce Coventry	68	Director

Effective upon the Closing on May 6, 2021, Dr. Avi S. Katz and Brad Weightman resigned as executive officers of GigCapital3, and each of Andrea Betti-Berutto, John Mikulsky and Peter Wang, following their not standing for re-election to the Board, resigned as directors of GigCapital3.

On May 11, 2021, the board of directors reclassified four directors, such that Dr. Avi S. Katz and Dr. Raluca Dinu were made Class I directors, Bruce Coventry was made a Class II director and Thaddeus Senko was made a Class III director.

Also on May 11, 2021, the board of directors named Kash Sethi and Stephen Ivsan as additional executive officers of the Company, with Mr. Sethi serving as the Company’s Chief Revenue Officer and Mr. Ivsan serving as the Company’s Chief Procurement Officer. Mr. Sethi, age 36, was appointed as Lightning Systems’ Chief Revenue Officer effective February 8, 2021. Prior to that, he served as Vice President of Sales from October 2019 to January 2021 and Director of Sales from February 2017 to October 2019 at Motiv Power Systems, an EV technology provider for commercial vehicles. From October 2015 to February 2017, Mr. Sethi served as National Sales Manager and Head of Sales USA at Siemens Energy’s medium and high voltage electric substation equipment division. Mr. Sethi has earned an M.B.A. from Queen’s University, and a B.S. in Electrical Engineering from the University of Windsor. Pursuant to the Amended Executive Employment Agreement dated February 24, 2021, by and between Lightning Sytems and Mr. Sethi (the “Amended Executive Employment Agreement”), Mr. Sethi is (i) to receive an initial annual base salary of $260,000, (ii) eligible to participate in a bonus plan with a target bonus amount of 40% of his base salary upon achievement of targets determined by the Compensation Committee of the Company’s board of directors, (iii) to receive a stock option award for 60,880 shares of common stock at an exercise price of $6.57 per share (such numbers adjusted for the exchange ratio), (iv) four weeks of paid vacation and (v) a severance payment equal to six months of base salary, target bonus and COBRA coverage in the event Mr.

Sethi’s employment is terminated without cause. Mr. Sethi’s stock option was granted pursuant to the terms of the Lightning Systems 2019 Equity Incentive Plan (the “2019 EIP”) and the Lightning Systems, Inc. Form of Notice of Stock Option Grant and Stock Option Agreement (the “2019 Form of Grant and Option Agreement”), which are included as Exhibits 10.16 and 10.17 to this Current Report and the terms thereof are incorporated herein by reference.

Mr. Ivsan, age 48, was appointed as Lightning Systems’ Chief Procurement Officer effective February 24, 2021. From December 2019 to July 2020, Mr. Ivsan served as Executive Vice President of Outrider, Inc., an autonomous yard operations logistics company. Mr. Ivsan served as Chief Procurement Officer at Rivian, LLC, an electric vehicle automaker, from March 2018 to July 2018. Prior to that, Mr. Ivsan served as Chief Procurement Officer from March 2017 to December 2017 and Vice President of Supply Chain from May 2016 to March 2017 at Byton Limited, an electric vehicle company. Mr. Ivsan served as Director of Vehicle Purchasing from September 2014 to April 2016 and Senior Purchasing Manager from January 2013 to September 2014 at Tesla, Inc., an electric vehicle and clean energy company. Mr. Ivsan has earned a Masters in Electrical Engineering from University of Michigan and a B.S. in Mechanical Engineering from Kettering University. Pursuant to the Executive Employment Agreement dated February 24, 2021, by and between Lightning Systems and Mr. Ivsan (the “Executive Employment Agreement”), Mr. Ivsan is (i) to receive an initial annual base salary of $300,000, (ii) eligible to participate in a bonus plan with a target bonus amount of 40% of his base salary upon achievement of targets determined by the Compensation Committee of the Company’s board of directors, (iii) to receive a stock option award for 76,100 shares of common stock at an exercise price of $6.57 per share (such numbers adjusted for the exchange ratio), (iv) four weeks of paid vacation and (v) a severance payment equal to six months of base salary, target bonus and COBRA coverage in the event Mr. Sethi’s employment is terminated without cause. Mr. Sethi’s stock option was granted pursuant to the terms of the 2019 EIP and the 2019 Form of Grant and Option Agreement and the terms thereof are incorporated herein by reference.

There is no arrangement or understanding between either Mr. Sethi or Mr. Ivsan and any other person pursuant to which either of them was selected as an officer of the Company and there are no family relationships between Mr. Sethi or Mr. Ivsan and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Sethi or Mr. Ivsan has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing descriptions of Mr. Sethi’s Amended Executive Employment Agreement and Mr. Ivsan’s Executive Employment Agreement are not complete and are subject to, and qualified in their entirety by reference to the text of Mr. Sethi’s Amended Executive Employment Agreement, which is included as Exhibit 10.14 to this Current Report on Form 8-K, and to the text of Mr. Ivsan’s Executive Employment Agreement, which is included as Exhibit 10.15 to this Current Report on Form 8-K.

2021 Equity Incentive Plan

As previously reported in the Current Report on Form 8-K filed with the SEC on April 22, 2021, at the Special Meeting, the GigCapital3 stockholders considered and approved the Lightning eMotors, Inc. 2021 Incentive Plan (the “Incentive Plan”), and reserved 14,041,107 shares of common stock for issuance thereunder. The Incentive Plan was previously approved, subject to stockholder approval, by the Board of GigCapital3 on December 30, 2020. The Incentive Plan became effective immediately upon the Closing of the Business Combination. The number of shares of common stock reserved for issuance under the Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through January 1, 2032, by 5% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by the board of directors.

In conjunction with the approval of the Incentive Plan, the Board of GigCapital3 also adopted a form of Restricted Stock Units Agreement (the “RSU Agreement”) and a form of Stock Option Agreement (the “Stock Option Agreement”) that the Company will use for grants under its Incentive Plan. The RSU Agreement provides that restricted stock units will vest over a fixed period and be paid as shares of common stock, and unvested restricted stock units will expire upon certain terminations of the grantees’ employment or relationship with the Company. The Stock Option Agreement provides that stock options will vest over a fixed period and unvested options will expire upon certain terminations of the grantees’ employment or relationship with the Company.

A more complete summary of the terms of the Incentive Plan is set forth in the Final Proxy Statement/Prospectus in the section titled “Proposal No. 5—Incentive Plan Proposal”. That summary and the foregoing description of the Incentive Plan are qualified in their entirety by reference to the text of the Incentive Plan, which is filed as Exhibit 10.7 hereto and incorporated herein by reference. The summary of the form of RSU Agreement and form of Stock Option Agreement is qualified in its entirety by reference to the form of RSU Agreement and form of Stock Option Agreement, which are attached hereto as Exhibit 10.8 and Exhibit 10.9, respectively.

Indemnification Agreements for Company Directors and Officers

In connection with the closing of the Business Combination, the Company entered into indemnification agreements with each of its directors and officers (the “Indemnification Agreements”). The Indemnification Agreements provide the directors and executive officers with contractual rights to indemnification and expense advancement. The foregoing description of the Indemnification Agreements is not complete and is subject to, and qualified in its entirety by reference to the text of the form of Indemnification Agreement, which is included as Exhibit 10.5 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a)-(b) Financial Statements.

The audited balance sheet of GigCapital3, Inc., as of December 31, 2020, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes thereto and report of independent registered public accounting firm, in the Final Proxy Statement/Prospectus in the section titled “INDEX TO FINANCIAL STATEMENTS— GigCapital3, Inc. –Financial Statements” are incorporated herein by reference.

The audited consolidated balance sheets of Lightning Systems, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, other comprehensive income loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes thereto and report of independent registered public accounting firm, in the Final Proxy Statement/Prospectus in the section titled “INDEX TO FINANCIAL STATEMENTS— Lightning Systems Inc. –Financial Statements” are incorporated herein by reference.

The unaudited pro forma condensed combined financial statements as of December 31, 2020 and for the year ended December 31, 2020 are filed with this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

The unaudited financial statements of GigCapital3, Inc. as of March 31, 2021 and for the quarter ended March 31, 2021 are filed with this Current Report on Form 8-K as Exhibit 99.2 and incorporated herein by reference.

(d) Exhibits.

Exhibit	Description

2.1†	Business Combination Agreement, dated as of December 10, 2020, by and among GigCapital3, Inc., Project Power Merger Sub, Inc. and Lightning Systems, Inc. (included as Annex A to the Final Proxy Statement/Prospectus filed under Rule 424(b)(3) on March 26, 2021)

3.1	Second Amended and Restated Certificate of Incorporation of Lightning eMotors, Inc. (incorporated by reference to Exhibit 3.1 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

3.2	Amended and Restated Bylaws of Lightning eMotors, Inc. (incorporated by reference to Exhibit 3.2 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

10.1	Registration Rights and Lock-Up Agreement, dated May 6, 2021, by and among Lightning eMotors, Inc. and certain stockholders (incorporated by reference to Exhibit 10.1 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

10.2	Form of Convertible Note Subscription Agreement (incorporated by reference to Exhibit 10.4 filed on GigCapital3, Inc.’s Current Report on Form 8-K, filed by the Registrant on December 11, 2020)

10.3	Indenture dated May 6, 2021, by and between Lightning eMotors, Inc. and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder (incorporated by reference to Exhibit 10.3 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

10.4	Amended and Restated Warrant Agreement, dated May 6, 2021, by and between GigCapital3, Inc. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 10.4 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

10.5#	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.5 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

10.6	Subscription Agreement, dated as of December 10, 2020, by and between GigCapital3, Inc. and BP Technology Ventures, Inc. (incorporated by reference to Exhibit 10.3 filed on GigCapital3, Inc.’s Current Report on Form 8-K, filed by the Registrant on December 11, 2020)

10.7#	2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

10.8#	Form of Restricted Stock Units Agreement (incorporated by reference to Exhibit 10.8 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

10.9#	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.9 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

10.10#	Amended Executive Employment Agreement dated February 24, 2021, by and between Lightning Systems, Inc. and Teresa Covington (incorporated by reference to Exhibit 10.10 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

10.11#	Promotion Letter dated April 25, 2019, by and between Lightning Systems, Inc. and William Kelley (incorporated by reference to Exhibit 10.11 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

10.12	Office Lease dated November 22, 2019, by and between Lightning Systems, Inc. and Rocky Mountain Center for Innovation & Technology, LLC (incorporated by reference to Exhibit 10.12 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

10.13	Office Lease dated November 10, 2020, by and between Lightning Systems, Inc. and RMCIT LLC (incorporated by reference to Exhibit 10.13 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

10.14#	Amended Executive Employment Agreement dated February 24, 2021, by and between Lightning Systems, Inc., and Kash Sethi

10.15#	Executive Employment Agreement dated February 24, 2021, by and between Lightning Systems, Inc. and Stephen Ivsan

10.16#	Lightning Systems, Inc. 2019 Equity Incentive Plan

10.17#	Lightning Systems, Inc. Form of Notice of Stock Option Grant and Stock Option Agreement

16.1	Letter from BPM dated May 12, 2021 (incorporated by reference to Exhibit 16.1 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

99.1	Unaudited Pro Forma Condensed Combined Financial Information as of December 31, 2020 and for the twelve months ended December 31, 2020 (incorporated by reference to Exhibit 99.1 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on May 12, 2021)

99.2	Unaudited consolidated financial statements of GigCapital3, Inc. as of and for the three months ended March 31, 2020

99.3	Press Release dated May 17, 2021

#	Indicates a management contract or compensatory plan, contract or arrangement.
†

Schedules and similar attachments to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such omitted materials to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightning eMotors, Inc.
Dated: May 17, 2021
By:	/s/ Timothy Reeser
Chief Executive Officer